Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter and Annual Results

Philadelphia, PA – March 10, 2005

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 564-2313

Urban Outfitters Q4 Earnings* Jump 72%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Urban Outfitters and Free People brands, today announced record earnings* of $31.7 million for the fourth quarter ended January 31, 2005, a 72% increase over the comparable quarter last year. Fourth quarter diluted earnings per share* rose to $0.38 this year versus $0.22 in the prior year.

As previously stated, net sales for the fourth quarter increased by 43% to a record $251.6 million. Fueling this increase over the prior year was:

•	New and noncomparable store sales increases of $40.5 million

•	A 13% increase in total Company comparable store sales

•	A 69% rise in direct-to-consumer sales

•	A 106% jump in wholesale sales

Comparable store sales at Anthropologie, Free People and Urban Outfitters were up 17%, 58% and 10%, respectively, for a combined 13% increase versus a combined 21% ‘comp’ increase for the same quarter last year.

“It is gratifying to be able to report such exceptional results for both the quarter and year,” said Richard A. Hayne, Chairman and President. “In each quarter this past year, we produced strong double-digit ‘comp’ store sales gains while improving margins and leveraging SG&A expenses. In addition, we opened twenty-eight new stores and produced exceptional growth in both our direct-to-consumer and wholesale businesses. Each of our three brands strengthened their brand positions during the year and delivered results that produced record sales and earnings for the Company and record value for our shareholders.”

“Looking forward,” Mr. Hayne added, “customer reaction to our spring assortments at all of our brands are strong, and February comparable store sales continued to significantly exceed our plan. As such, we remain cautiously optimistic about our spring results.”

Net sales for the periods were as follows:

	Three months ended January 31,		Twelve months ended January 31,
	2005	2004	2005	2004
	(in thousands)		(in thousands)
Urban Outfitters store sales	$112,241	$83,492	$384,371	$267,641
Anthropologie store sales	98,814	69,451	320,621	211,144
Direct-to-consumer sales	33,434	19,723	93,913	51,144
Free People sales	7,134	3,457	28,845	18,432

Total net sales	$251,623	$176,123	$827,750	$548,361

For the quarter and twelve months, gross profit margins increased by 148 and 293 basis points, respectively, versus the comparable prior year periods. These gains were primarily due to higher initial merchandise margins and the leveraging of occupancy expenses.

As of January 31, 2005, total Company inventories grew by $35.7 million on a year-over-year basis. The acquisition of inventory to stock new retail stores was the primary factor in this increase. On a comparable store basis, inventories grew by 19.8% versus the prior year. The Company believes this inventory position is appropriate to meet existing demand and the comparable inventory increase is primarily a product of last year’s inventory attrition due to the extraordinary comparable store sales performance experienced during the fourth quarter.

For the quarter and twelve months, selling, general and administrative expenses, expressed as a percentage of sales, decreased by 91 and 121 basis points, respectively, versus the same periods of the prior year. These improvements were primarily a result of the leveraging of store-related expenses.

During the year ended January 31, 2005, the Company opened 13 new Anthropologie stores, 14 new Urban Outfitters stores and 1 Free People store or 28 new stores in total. The Company plans to open 30 to 32 new stores, including 2 to 3 new Free People stores, during the current fiscal year.

* Accounting for Leases

Similar to other retailers, the Company is reviewing the accounting treatment for its leases based on a recent letter from the Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants (“AICPA”) concerning certain lease issues. The Company is currently in the process of reviewing the accounting treatment for its leases. All results presented in this press release are preliminary and exclude the impact of the Company’s review and any resulting adjustments. The Company believes any potential adjustments will not have a major impact on its earnings.

The Company’s independent registered public accounting firm has advised the Company that its current method of accounting for leases and lease transactions is incorrect based on views recently expressed by the Securities and Exchange Commission (“SEC”) to the American Institute of Certified Public Accountants (“AICPA”) on February 7, 2005 concerning certain lease accounting issues. The Company is currently in the process of reviewing the accounting treatment for its leases. The Company has consistently applied the same method of accounting for leases since its Initial Public Offering in 1993. Then, and each year until this year, a nationally accredited public accounting firm has found the Company’s consolidated financial statements to be consistent and in accordance with Generally Accepted Accounting Principles (“GAAP”). The Company believes any potential adjustments will not have a major impact on its earnings.

The Company has historically recorded rent expense on a straight-line basis over the lease period, commencing on the date the store opened. This method applied the accounting concept of matching revenue with related expenses. The lease period did not include the construction period for which the Company improved the lease space to make it suitable for operation during which the company was not permitted to occupy the space. The Company will change its straight-line period to add this construction period in its calculation of rent expense over the lease term.

The Company has also historically classified tenant improvement allowances on the Company’s consolidated balance sheets as a reduction of property and equipment. The related amortization was classified as a reduction of depreciation expense on the Company’s consolidated statements of income. The Company’s consolidated statements of cash flows historically reflected tenant improvement allowances as a reduction of capital expenditures within cash flows from investing activities. The Company will change its classification of tenant improvement allowances on its consolidated financial statements to reflect such items as deferred rent that will be amortized as a reduction of rent expense over the straight-line period. Furthermore, tenant improvement allowance activity will be presented within cash flows from operating activities on the consolidated statements of cash flows.

The Company, in conjunction with its independent registered public accounting firm, is in the process of completing its review of the above changes. At this time, the Company has not determined whether these changes will require a restatement of prior period financial statements. The Company does not believe these adjustments will have a major impact on its earnings. These changes will not affect the Company’s historical or future cash flows nor will they impact the timing of payments as required by the Company’s leases.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 75 Urban Retail stores in the United States, Canada, and Europe; an Urban catalog and web site (www.urbn.com); 65 Anthropologie stores in the United States; an Anthropologie catalog and web site (www.anthropologie.com); and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through two Free People stores and a web-site as of January 31, 2005.

A conference call will be held today to discuss fourth quarter and annual results and will be web cast at 11:00 a.m. EST on:

http://ir.urbanoutfittersinc.com/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=996322

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2005	2004	2005	2004
Net sales	$251,623	$176,123	$827,750	$548,361
Cost of sales, including certain buying, distribution and occupancy costs	143,506	103,042	481,263	334,888

Gross profit	108,117	73,081	346,487	213,473
Selling, general and administrative expenses	57,712	42,014	190,384	132,767

Income from operations	50,405	31,067	156,103	80,706
Other income (expense), net	948	(94)	1,826	598

Income before income taxes	51,353	30,973	157,929	81,304
Income tax expense	19,615	12,544	62,778	32,928

Net income	$31,738	$18,429	$95,151	$48,376

Net income per common share:
Basic	$0.39	$0.23	$1.18	$0.62

Diluted	$0.38	$0.22	$1.14	$0.60

Weighted average common shares outstanding:
Basic	81,349,760	79,384,036	80,709,949	78,534,926

Diluted	84,582,132	82,315,342	83,651,725	80,831,138

PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	57.0	58.5	58.1	61.1

Gross profit	43.0	41.5	41.9	38.9
Selling, general and administrative expenses	23.0	23.9	23.0	24.2

Income from operations	20.0	17.6	18.9	14.7
Other income (expense), net	0.4	—	0.2	0.1

Income before income taxes	20.4	17.6	19.1	14.8
Income tax expense	7.8	7.1	7.6	6.0

Net income	12.6%	10.5%	11.5%	8.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	January 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$29,731	$3,319
Marketable securities	125,953	83,854
Accounts receivable, net of allowance for doubtful accounts of $586 and $651, respectively	8,364	6,711
Inventories	98,996	63,247
Other current assets	25,033	18,704

Total current assets	288,077	175,835

Property and equipment, net	156,707	121,919
Marketable securities	63,457	52,315
Deferred income taxes and other assets	9,691	9,526

	$517,932	$359,595

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$39,102	$27,353
Other current liabilities	58,693	30,409

Total current liabilities	97,795	57,762
Deferred rent and other liabilities	12,347	11,703

Total liabilities	110,142	69,465

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized; none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized; 81,447,444 and 79,776,542 issued and outstanding, respectively	8	8
Additional paid-in capital	110,314	83,279
Unearned compensation	(5,058)	—
Retained earnings	300,056	204,905
Accumulated other comprehensive income	2,470	1,938

Total shareholders’ equity	407,790	290,130

	$517,932	$359,595

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended January 31,
	2005	2004
Cash flows from operating activities:
Net income	$95,151	$48,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,036	22,415
Provision for deferred income taxes	83	(1,132)
Tax benefit of stock option exercises	14,352	7,581
Stock compensation	708	—
Changes in assets and liabilities:
Increase in receivables	(1,635)	(3,437)
Increase in inventories	(35,651)	(14,306)
Increase in prepaid expenses and other assets	(6,532)	(5,148)
Increase in payables, accrued expenses and other liabilities	40,484	15,428

Net cash provided by operating activities	134,996	69,777

Cash flows from investing activities:
Capital expenditures	(60,141)	(33,079)
Net change in marketable securities	(55,792)	(75,446)

Net cash used in investing activities	(115,933)	(108,525)

Cash flows from financing activities:
Exercise of stock options	6,916	8,542

Net cash provided by financing activities	6,916	8,542

Effect of exchange rate changes on cash and cash equivalents	433	398

Increase (decrease) in cash and cash equivalents	26,412	(29,808)
Cash and cash equivalents at beginning of period	3,319	33,127

Cash and cash equivalents at end of period	$29,731	$3,319